Exhibit 99.1

NEWS RELEASE

Contact:
Arthur Nguyen
Chief Financial Officer
408-982-8588 x173
anguyen@tvia.com

FOR IMMEDIATE RELEASE

TVIA REPORTS RESULTS FOR FOURTH QUARTER AND YEAR ENDED MARCH 31, 2004

SANTA CLARA, CALIFORNIA — May 5, 2004 — Tvia, Inc. (NASDAQ SmallCap: TVIA), a leading provider of display processors for the advanced television and emerging display markets, announced today financial results for the quarter and the fiscal year ended March 31, 2004.

Revenue for the fourth quarter of fiscal 2004, ended March 31, 2004 was $481,000, compared to $501,000 for the quarter ended March 31, 2003. For the fiscal year ended March 31, 2004, revenues were $2,309,000, as compared to $2,232,000 for the fiscal year ended March 31, 2003.

Net loss for the fourth quarter of fiscal 2004 was $1,496,000, or $0.07 per share on a diluted basis, compared to a net loss of $2,056,000, or $0.09 per share, in the fourth quarter of fiscal 2003. Net income for the twelve months ended March 31, 2004 was $936,000, or $0.04 per share on a diluted basis, compared to a net loss of $12,695,000, or $0.58 per share, for the comparable period of fiscal 2003.

Tvia’s current focus on the advanced TV market, which includes progressive-scan CRT TV and LCD televisions, is starting to pay off. We believe that our Trueview display processors with advanced scaler and deinterlacer technologies are receiving favorable responses from customers.

“After a couple years of hard work, including redefining our market positioning and products portfolio, we believe the company is turning the corner and starting to take advantage of its strong technology offerings, video-display quality and cost advantage,” said CEO Eli Porat. “The company is entering a new phase of maturity and market acceptance.”

“Thanks to our application-center team in Shenzhen, China,” added Porat, “Tvia’s progressive-scan CRT TV customers in China are now able to move into production in just four to six months. Our Shenzhen team is able to provide complete system support including design and integration.”

Anticipating successful introduction of its Trueview Display processors, Tvia has been paying special attention to its manufacturing capability.

In the last 12 months, Tvia has upgraded its manufacturing line to meet the goal of producing low-cost Trueview processors for large-volume TV manufacturers in China, Japan, Korea and Taiwan. Tvia has completed the evaluation and qualification of high-quality, low-cost wafer production, packaging and display-processor testing suppliers in China.

Last quarter, the company management team reduced the quarterly cash burn to $1.1 million and maintained a sizeable cash reserve of about $27 million dollars.

Management will host a conference call at 2 p.m. Pacific Time on May 5, 2004 to discuss Tvia’s results for the quarter and the fiscal year ended March 31, 2004. The call can be accessed by calling (303) 205-0033 or by visiting www.tvia.com. A replay of the conference call will be available by calling (303) 590-3000, access code 574188# or by visiting Tvia’s web site.

ABOUT TVIA

Tvia, Inc. is a fabless semiconductor company that designs and produces display processors for the interactive TV market. It offers a family of flexible, high-quality display processors to Asia-Pacific TV manufacturers creating next-generation digital LCD, HD, and progressive-scan TVs. Tvia provides customers with the foundation for building the most cost-effective TVs on the market.

Information in this release that involves Tvia’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release include statements as to Tvia’s focus, cost reduction efforts, Tvia’s development of new products, the features and benefits of Tvia’s products, and product acceptance and introduction by customers. All forward-looking statements included in this release are based upon information available to Tvia as of the date of this release, and Tvia assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from out current expectations. Factors that could cause or contribute to such differences or risks associated with our business are discussed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2003 filed on June 24, 2003, and Form 10-Q for the quarter ended December 31, 2003 filed on February 17, 2004, with the Securities and Exchange Commission (“SEC”), and in other reports filed from time to time with the SEC. These risks include, but are not limited to, the slower than anticipated emergence of the interactive television market, our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner, and the extent and duration of the current economic and business environment.

TVIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	March 31,
	2004	2003
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,259	$11,080
Short term investments	23,947	13,337
Accounts receivable, net	295	331
Inventories	602	1,055
Other current assets and prepaid expenses	1,241	411

Total current assets	29,344	26,214
Property and equipment, net	1,947	3,209
Other assets	112	1,770

Total assets	$31,403	$31,193

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$201	$351
Accrued liabilities and other	657	1,175
Short term portion of capital leases	486	415

Total current liabilities	1,344	1,941
Long-term liabilities	—	486

	1,344	2,427
Total stockholders’ equity	30,059	28,766

Total liabilities and stockholders’ equity	$31,403	$31,193

TVIA, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$481	$501	$2,309	$2,232
Cost of revenues	267	306	1,323	1,543

Gross profit	214	195	986	689
Operating expenses:
Research and development	1,107	1,680	6,823	8,983
Sales, general and administrative	672	673	2,667	3,545
Amortization of deferred stock compensation	—	—	—	595
Restructuring charges	—	—	—	950

Total operating expenses	1,779	2,353	9,490	14,073

Operating loss	(1,565)	(2,158)	(8,504)	(13,384)
Interest income	94	102	390	689
Gain on sale of software business	—	—	9,075	—

Income (loss) before taxes	(1,471)	(2,056)	961	(12,695)
Income taxes	25	—	25	—

Net income (loss)	$(1,496)	$(2,056)	$936	$(12,695)

Basic and diluted net income (loss) per share	$(0.07)	$(0.09)	$0.04	$(0.58)

Shares used in computing:
Basic net income (loss)	22,500	22,012	22,323	21,952

Diluted net income (loss)	22,500	22,012	23,982	21,952